                                                                    Exhibit 10.8

Corixa Corporation
1124 Columbia Street
Suite 200
Seattle, WA 98104   USA
(206) 667-5711 Voice
(206) 667-5715 Fax



July 1, 1998

M. Charles de Taisne
Secretary General, External Research
Pasteur Merieux Connaught France
1541 Av. Marcel Merieux
69280 Marcy L'Etoile
FRANCE

RE:  EXTENDED OPTION TO LeIF

Dear Charles:

Thank you for your letter dated June 24, 1998 agreeing to further extend PMC's option to LeIF. In accordance with our Letter Agreement dated December 17, 1997 (the "December Letter Agreement"), PMC's option to LeIF (the "Option"), pursuant to the Option and License Agreement between Corixa and PMC, (the "Initial Option Agreement"), would expire June 30, 1998. Based on our recent correspondence, Corixa is willing to extend the Option, until the date (the "Option Termination Date"), that is the earlier of (i) five (5) months following the date that Corixa receives sufficient amounts of PMC's influenza vaccine to allow Corixa to perform additional analysis of LeIF in accordance with the Research Plan, attached as Exhibit A to the December Letter Agreement and (ii) December 31, 1998.

PMC will have the right to exercise the Option in one or more of the disease fields available to PMC under the Initial Option Agreement by providing Corixa written notice of exercise on or before the Option Termination Date. In the event PMC exercises the Option, Corixa and PMC shall then enter into a license agreement on the terms and conditions of the Initial Option Agreement.

If the foregoing is acceptable, please sign as indicated below and return a copy of this letter to my attention.

Best regards,

For CORIXA CORPORATION

/s/ Mark McDade

Mark McDade
Executive Vice President and
   Chief Operating Officer

Agreed and Accepted by:

PASTEUR MERIEUX CONNAUGHT FRANCE

/s/ Charles de Taisne
Charles de Taisne
Director Business Development
Pasteur Merieux Connaught France